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                                                                    EXHIBIT 20.1

                                   PRESS RELEASE


FOR IMMEDIATE RELEASE:
----------------------
APRIL 17, 1998


              TAVA TECHNOLOGIES, INC. AND COLORADO MEDTECH, INC.
                         ANNOUNCE LICENSING AGREEMENT


Englewood, CO/ April 17, 1998/ TAVA Technologies (NASDAQ: TAVA) a leading provider of automation and information technology solutions to industry, today announced the signing of a licensing agreement with Colorado MEDtech, Inc. (NASDAQ:CMED) for TAVA's Plant Y2kOne-TM- products for year 2000 compliance of biomedical devices used in hospitals, clinics, and extended care facilities.

Colorado MEDtech will modify the Plant Y2kOne software tool and database structure, as appropriate, to tailor it specifically to the needs of the health care market. The modified system will be called BioMed Y2kOne-TM-. Colorado MEDtech will offer a combination of tools and services to support health care institutions' efforts to establish year 2000 compliance for their biomedical devices.

Colorado MEDtech will work directly with clients, and in cooperation with information technology service companies that are providing year 2000 compliance services in the health care industry. Colorado MEDtech will also market TAVA's Plant Y2KOne-TM- product to hospitals, clinics, and extended care facilities to address year 2000 compliance of embedded systems in building operations systems such as HVAC controls, boilers, and sprinkler systems.

John Jenkins, TAVA's CEO, said, "We believe that the market for year 2000 compliance tools and services in the health care industry is significant. Health care providers need to be concerned about the compliance status of their medical devices and their facility support systems. While Plant Y2K

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One-TM- will address the facility support systems, TAVA does not have the expertise required to address medical device issues. Colorado MEDtech brings that element to the table."

John Atanasoff, Colorado MEDtech's President and CEO, commented, "We believe that, with our strong medical device background and the BioMed Y2kOne system and database, we will be able to offer unique services to the health care industry." Mr. Atanasoff also added that the company already has secured one engagement to provide year 2000 compliance support for a large hospital chain.

Colorado MEDtech, Inc., a Boulder, Colorado-based medical products and services company, through its wholly-owned affiliates and operating divisions, is a leading full-service provider of advanced medical products and comprehensive outsourcing services.

TAVA CEO John Jenkins provided the following brief general update.

"The Company's Y2k activity continues to grow. The company has hired more than 70 staff since December 31, 1997, bringing current total headcount over
the 400 mark.   Recent new accounts include, among others:

Chevron Corporation where TAVA is chartered to complete, by April 30th, the inventory and assessment phase of a pilot project at Chevron's Richmond California Business Unit; Johnson and Johnson who has begun using TAVA tools and services at several of its global affiliates; Genencor; and Amgen.

The company's existing engagements continue to progress well and expand. Among other developments: the company's Y2k work with Bristol-Myers Squibb has moved from pilot stage to global rollout; Medeva Pharmaceuticals has expanded TAVA's scope to cover all U.S. operations and is beginning early remediation activity; and the company's work with Boeing has also expanded in scope.

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The company's joint venture with R.W. Beck that addresses the utility market also secured several engagements in its first two months of operation."

TAVA (www.tavatech.com) provides factory automation and control systems integration helping clients in manufacturing and process industries integrate their processes, applications, hardware and software into seamless manufacturing enterprises. Located in 11 regional offices throughout the U.S., TAVA has a staff of more than 400.

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STATEMENTS MADE IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL OR CURRENT
FACTS ARE "FORWARD LOOKING STATEMENTS" MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF FEDERAL SECURITIES LAWS. FORWARD-LOOKING STATEMENTS REPRESENT MANAGEMENT'S BEST JUDGMENT AS TO WHAT MAY OCCUR IN THE FUTURE, BUT ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS AND EVENTS TO DIFFER MATERIALLY FROM THOSE PRESENTLY ANTICIPATED OR PROJECTED. SUCH FACTORS INCLUDE ADVERSE ECONOMIC CONDITIONS, ENTRY OF NEW AND STRONGER COMPETITORS, INADEQUATE CAPITAL, UNEXPECTED COSTS, FAILURE TO INTEGRATE OPERATIONS OF RECENTLY ACQUIRED SUBSIDIARIES AND FAILURE TO CAPITALIZE UPON ACCESS OF NEW CLIENTELE. SPECIFIC RISKS AND UNCERTAINTIES WHICH MAY AFFECT FORWARD-LOOKING STATEMENTS ABOUT THE COMPANY'S PLANT Y2K ONE BUSINESS AND PROSPECTS INCLUDE THE POSSIBILITY THAT A COMPETITOR WILL DEVELOP A MORE COMPREHENSIVE OR LESS EXPENSIVE Y2K SOLUTION, AND DELAYS IN MARKET AWARENESS OF TAVA AND ITS PRODUCT AND SERVICE SOLUTIONS. THESE FACTORS AND OTHERS ARE DISCUSSED IN THE "MANAGEMENT'S DISCUSSION AND ANALYSIS" SECTION OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 1997, TO WHICH REFERENCE SHOULD BE MADE.

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CONTACTS:
TAVA Technologies, Inc.                           Pacific Consulting Group, Inc.
John Jenkins, CEO                                 Scott Liolios
Telephone (303) 771-9794                          Telephone (714) 574-3860